Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the U.S. Bancorp Executive Employees Deferred Compensation Plan, the U.S. Bank Executive Employees Deferred Compensation Plan (2005 Statement), the U.S. Bancorp Outside Directors Deferred Compensation Plan and the U.S. Bank Outside Directors Deferred Compensation Plan (2005 Statement), of our report dated February 21, 2014, with respect to the consolidated financial statements of U.S. Bancorp and the effectiveness of internal control over financial reporting of U.S. Bancorp, included in its Annual Report (Form 10-K) for the year ended December 31, 2013, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Minneapolis, Minnesota

April 18, 2014